Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated April 16, 2014

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The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD),
PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares
DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base
Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the
"PowerShares DB Base Metals ETNs") provide investors a way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial
Metals[], which is intended to track the long or short performance of futures contracts relating to aluminum, copper and zinc.

Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Base Metals ETNs in blocks of no less than 5,000 securities and integral multiples of 5,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

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Financial Details
                                    BDD         BDG          BOS         BOM
Last Update                         4/15/2014   4/15/2014    4/15/2014   4/15/2014
                                    2:15 PM EST 12:27 PM EST 3:58 PM EST 12:17 PM EST
Price                               7.66        17.74        22.95       16.00
Indicative Intra-day Value          7.60        17.16        23.26       15.60
Last End of Day Repurchase Value(1) 7.6009      17.158       23.2557     15.602
Last Date for End of Day Value      4/15/2014   4/15/2014    4/15/2014   4/15/2014
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PowerShares DB Base Metals ETN &   ETN & Index History(%)
Index Data                                                                              ETN
                                  As of 3/31/2014          1 Year 3 Year 5 Year 10 Year Inception
Ticker Symbols                    ETN Repurchase Value(1)
Base Metals Double
Long               BDD            Base Metals Double Long  -18.21 -27.46   3.93       -  -19.13
Base Metals Long   BDG            Base Metals Long          -9.27 -13.16   4.23       -   -6.61
Base Metals Short  BOS            Base Metals Short          7.23   9.20  -9.86       -   -0.90
Base Metals Double                Base Metals Double Short 14.27  15.71  -22.28       -   -7.20
Short              BOM
Intraday Indicative Value Symbols ETN Market Price(2)
Base Metals Double                Base Metals Double Long  -18.28 -27.30   3.56       -  -18.39
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Long                     BDDIV
Base Metals Long         BDGIV
Base Metals Short        BOSIV
Base Metals Double
Short                    BOMIV
CUSIP Symbols
Base Metals Double   25154K841
Long
Base Metals Long     25154K825
Base Metals Short    25154K833
Base Metals Double   25154K858
Short
Details
ETN price at listing     $25.00
Inception date          6/16/08
Maturity date            6/1/38
Yearly investor fee      0.75%
Listing exchange      NYSE Arca
Index Symbol            DBBMIX

Issuer
Deutsche Bank AG, London Branch Long-term Unsecured Obligations

Risks

Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase
Concentrated exposure
Acceleration risk
Credit risk of the issuer
Potential lack of liquidity

Benefits

Leveraged and short notes
Relatively low cost
Intraday access
Listed
Transparent

Base Metals Long                       9.61 -12.76   4.54 -   -6.01
Base Metals Short                      7.68   9.51  -9.55 -   -0.74
Base Metals Double Short              16.00  16.24 -21.79 -   -6.57
Index History
Deutsche Bank Liquid Commodity        -8.60 -12.55   4.93 -   -6.07
Index-Optimum Yield Industrial Metals
Comparative Indexes(3)
S & P 500 Index                       21.86  14.66  21.16 -    8.17
Barclays U.S. Aggregate               -0.10   3.75   4.80 -    5.05
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Index Weights
As of 4/15/2014
Commodity        Contract Expiry Date Weight (%)
Aluminium                 10/15/2014        33.60
Copper - Grade A            6/18/2014       31.04
Zinc                      12/17/2014        35.37

Source: Invesco PowerShares, Bloomberg L.P.

(1)ETN repurchase value performance figures reflect repurchase value, which would require investors to have a minimum number of shares (found in pricing supplement). Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information.
Investors holding less than the minimum number of shares required to effect a repurchase would have to sell their shares at prevailing market prices, which may be at a discount to the repurchase value. See "ETN Market Price" in this table. Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index - Optimum Yield Industrial Metals[] is
July 12, 2006. ETN repurchase value is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index -- Optimum Yield
Industrial Metals Excess Return[] (the "Base Metals Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

(2)ETN market price performance is calculated using the change in the bid/ask midpoint at 4 p.m. ET expressed as a percentage change from the beginning to the end of the specified time period.

(3)The S & P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays U.S. Aggregate Bond Index[] is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index.

Important Risk Considerations
The PowerShares DB Base Metals ETNs may not be suitable for investors with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a
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direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Base Metals ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Base
Metals ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay.
The PowerShares DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Base Metals ETNs include limited portfolio diversification, full principal at risk, trade price fluctuations, illiquidity and leveraged losses.
Investing in the PowerShares DB Base Metals ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB
Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Base Metals ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the
PowerShares DB Base Metals ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the
PowerShares DB Base Metals ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Base Metals ETNs may not be suitable for all investors.

The PowerShares DB Base Metals ETNs provide concentrated exposure to notional positions in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. Because the ETNs provide concentrated exposure to notional positions in futures contracts of a single commodity sector, they are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

An investment in the PowerShares DB Base Metals ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value
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Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbxus.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you
may request a prospectus by calling 800.983.0903 | 877.369.4617, or you may
request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco
Distributors, Inc. nor Invesco PowerShares is affiliated with Deutsche Bank.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.
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